Exhibit 99.1

222 Lakeview Avenue, Suite 1500, West Palm Beach, Florida  33401

NEWS RELEASE

Todhunter International, Inc. Changes Company Name to

Cruzan International, Inc.

Company to begin Trading Under New Stock Symbol “RUM”

On Tuesday, May 3, 2005

WEST PALM BEACH, FLORIDA – MAY 2, 2005 – Todhunter International, Inc. (AMEX:  THT), producer and distributor of Cruzan Rum, importer and marketer of premium branded spirits, and distiller of bulk rum and brandy, today announced that it has changed its name to Cruzan International, Inc.  The new name, approved by the Company’s shareholders on March 15, 2005 and effective today, reflects the Company’s evolving strategic focus on its Cruzan Rum brand, which has continued to experience tremendous growth since its repositioning in the marketplace in the late 1990’s.  In conjunction with its new corporate identity, the Company’s common stock will commence trading on the American Stock Exchange under the new symbol, “RUM,” beginning the opening of business, Tuesday, May 3, 2005.

“We’ve reached a critical point in the company’s evolution where we need to really communicate and capitalize on our key business investment – the Cruzan Rum brand,” explained Chairman, CEO and President, Jay S. Maltby.  “This step, though a simple one, is a very important symbol of our strategic focus and commitment to continued growth across the board – from increased brand equity and profits to enhancing the Company’s overall value for our shareholders.”

As the Company’s flagship brand, the Cruzan Rum portfolio experienced case sales of more than 600,000, 9-liter cases during the past twelve months, inclusive of sales originating from its Virgin Islands subsidiary.  Net sales growth for Cruzan Rum in the first quarter of this fiscal year vs. last year and fiscal 2004 vs. fiscal 2003 were 25.4% and 24.1% respectively.

Cruzan International, Inc., (formerly Todhunter International, Inc.) is a major supplier of rum, brandy and wine to the beverage alcohol industry.  The Company also produces ultra-premium single-barrel aged rums and tropical rums, vinegar and other alcohol-related products.

Statements contained in this press release, other than historical facts, are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Cruzan intends that such forward-looking statements shall be subject to the safe harbors created thereby.  These statements involve various risks and uncertainties, including without limitation those contained in the section entitled “Forward-Looking Statements” in the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2004. As a result, future results may differ materially from the expected results represented by the forward-looking statements contained in this press release.  The forward-looking statements are made as of the date of these statements and Cruzan undertakes no obligation to update or revise the forward-looking statements, or to update the reasons why actual results could differ materially from those projected in the forward-looking statements.

Contact:	Ezra Shashoua, Executive Vice President & Chief Financial Officer
William J. Viggiano, Vice President & Controller
(561) 655-8977